UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8 – K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 26, 2006

S&P Managed Futures Index Fund, LP
(Exact name of registrant as specified in its charter)

Delaware	000-50565	90-0080448
(State or other	(Commission	(IRS Employer
jurisdiction	File Number)	Identification
of incorporation)		Number)

c/o RefcoFund Holdings, LLC
One World Financial Center
200 Liberty Street – Tower A
New York, New York  10281

(Address of principal executive offices)

(212) 693-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a- 12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange  Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Current Status of Fund Operations.

As described further in the notice furnished with this form 8-K from PlusFunds Group, Inc. (“PlusFunds”), the investment manager of the SPhinX Managed Futures Fund SPC (the “SPhinX Fund”), there is a proposed settlement between the Official Committee of Unsecured Creditors of Refco, Inc. (the “Committee”) and the SPhinX Fund with respect to the preference action. Under the terms of the current draft of the settlement, the SPhinX Fund and its related entities will transfer approximately $263 million (the “Proposed Settlement Amount”) back to Refco Capital Markets, Ltd. (“RCM”), and will waive any and all claims against Refco, Inc. and RCM with respect to the Proposed Settlement Amount and the original transfer of approximately $312 million from RCM to the SPhinX Fund (the “Transfer”). Although PlusFunds estimates that approximately $46 million will be available to the SPhinX Fund for distribution to investors, investors should be aware that if the settlement is approved, the SPhinX Fund will be precluded from ever making any claim against either Refco, Inc. or RCM for the Proposed Settlement Amount or the Transfer.

While neither the SPhinX Fund nor PlusFunds have provided specific information to the Fund, it appears, based upon information currently available to the Fund, that this settlement will leave only approximately 25% of the December 16, 2005 net assets available for distribution to SPhinX Fund investors. Please be advised that there are a number of unresolved issues and the proposed settlement remains subject to final approval by the Bankruptcy Court. A hearing date on the proposed settlement has been scheduled on May 23, 2006, and any party in interest may file an objection with the Bankruptcy Court at One Bowling Green, New York, New York 10004, by 4:00 p.m. on May 17, 2006. The Fund is still reviewing the proposed settlement and its effect on the Fund.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

	99.1	Notice to Investors dated April 26, 2006 by PlusFunds Group, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

S&P Managed Futures Index Fund, LP
By: RefcoFund Holdings, LLC, as General Partner

(Registrant)

By: /s/ Richard C. Butt

Date: May 2, 2006	Name: Richard C. Butt
Title: President and Manager